UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2023
AppHarvest, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39288	84-5042965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Appalachian Way Morehead, KY	40351
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (606) 653-6100
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	APPH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	APPHW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on May 5, 2023, AppHarvest Richmond Farm, LLC (the “Borrower Subsidiary”) received a Notice of Default and Reservation of Rights (the “Notice of Default”) from CEFF II AppHarvest Holdings, LLC, a Delaware limited liability company, an affiliate of Equilibrium Sustainable Foods, LLC (“Equilibrium”), as lender (“CEFF”), under that certain Credit Agreement dated July 23, 2021 (as amended, modified or supplemented from time to time, the “Equilibrium Credit Agreement”). The Notice of Default alleges certain defaults relating to increases in the construction budget and delays in construction made without CEFF’s approval, the existence of a mechanic’s lien, and alleged construction deficiencies.

On May 30, 2023, the Borrower Subsidiary received a notice of acceleration of obligations under the Equilibrium Credit Agreement and demand for payment (the “Notice of Acceleration”) from CEFF based on the events of default previously asserted in the Notice of Default. Pursuant to the Notice of Acceleration, CEFF demanded immediate repayment of $66.7 million, consisting of principal and accrued interest, as well as repayment of any additional fees, costs, charges and other obligations as may be payable or become payable under the Equilibrium Credit Agreement or the Parent Guaranty (as defined in the Equilibrium Credit Agreement). From and after the alleged events of default, all such amounts due and owing to CEFF will bear interest at the default rate of 13.0%.

In addition, the collateral securing the payment and performance of the obligations under the Equilibrium Credit Agreement consists of a perfected first priority lien on, and security interest in, (1) all assets of the Borrower Subsidiary, comprised of that certain real property of the Borrower Subsidiary located in Richmond, Kentucky, together with associated personal property and fixtures (the “Richmond Property”) and (2) the pledge of 100% of the limited liability company ownership interests in the Borrower Subsidiary by AppHarvest Operations, Inc., a Delaware corporation (the “Pledge”). The Equilibrium Credit Agreement is guaranteed by AppHarvest, Inc. (the “Company”) pursuant to a Parent Guaranty (as defined in the Equilibrium Credit Agreement) by and between the Company and the CEFF. Following the alleged events of default, CEFF has the right to pursue, among other things, (i) judicial foreclosure of the Richmond Property and/or a foreclosure of the Pledge, which may result in a court-ordered auction of the Richmond Property and/or the limited liability company interests set forth in the Pledge, (ii) the court-ordered appointment of a receiver to take possession of the Richmond Property, and/or (iii) a suit against the Borrower Subsidiary to recover the debt, including any deficiency resulting in the event that the net revenue from a court-ordered sale of the Richmond Property and/or Pledge is less than the amount then-owing to CEFF under the Equilibrium Credit Agreement. On May 30, 2023, CEFF filed a complaint in Kentucky’s Madison County Circuit to foreclose on the Richmond Property. If the Borrower Subsidiary fails to pay the amounts due and payable under the Notice of Acceleration and/or a judgment against it, CEFF would also have the right to sue the Company to recover the debt under the Parent Guaranty.

Also as previously disclosed, an event of default beyond the applicable notice and cure periods under the Equilibrium Credit Agreement would constitute an event of default under the cross-default provisions of that certain Master Credit Agreement with Rabo AgriFinance LLC (“Rabo”) dated June 15, 2021, as subsequently amended (the “Rabo Credit Agreement”), and entitle Rabo to exercise any of its rights and remedies under the Rabo Credit Agreement, including, inter alia, acceleration of the Rabo Credit Agreement and commencement of foreclosure proceedings on the Company’s 60-acre farm in Morehead, Kentucky. As of May 30, 2023, there was $69.4 million outstanding under the Rabo Credit Agreement. The Company has not received any written notice from Rabo that it intends to exercise any of the remedies available to it under the Rabo Credit Agreement in connection with the event of default under the cross-default provisions of the Rabo Credit Agreement.

The Company is working with Equilibrium to come to a resolution, and will pursue a defense to any enforcement action taken by Equilibrium, but the Company cannot guarantee a resolution on a timely basis, on favorable terms, or at all. If the Company is unable to resolve the alleged defaults under the Equilibrium Credit Agreement or the Rabo Credit Agreement, it would have a material adverse effect on the Company’s liquidity, financial condition and results of operations, and could cause the Company to become bankrupt or insolvent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppHarvest, Inc.

Dated: June 5, 2023
	By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)